Coupons.com Incorporated Reports Fourth Quarter and Full Year 2014 Financial Results

Company Delivers 32% Revenue Growth in 2014 Over 2013

Demonstrates Significant Operating Leverage in 2014

Announces Stock Repurchase Plan

Steve Horowitz to Join Board of Directors

MOUNTAIN VIEW, Calif., Feb. 9, 2015 /PRNewswire/ -- Coupons.com Incorporated (NYSE: COUP), a leader in digital coupons, today reported financial results for the fourth quarter and full year ended December 31, 2014.

2014 Financial Highlights

  Total revenue for 2014 increased 32% to $221.8 million, compared to $167.9 million in 2013.
  Total digital coupon transactions in 2014 increased to 1.6 billion, up 23% from 2013.
  Adjusted EBITDA for 2014 increased to $24.0 million compared to $1.7 million in 2013.
  GAAP net loss for 2014 was $23.4 million, which included $35.5 million in stock-based compensation expense. GAAP net loss in 2013 was $11.2 million, which included $5.2 million in stock-based compensation expense.
  Cash generated from operations was $11.5 million in 2014 compared with cash used in operations of $14.2 million in 2013.

"2014 marked a very successful year, delivering on several key milestones and laying the foundation for continued growth," said Steven Boal, President and CEO of Coupons.com Incorporated. "We delivered 32% revenue growth over last year, with solid momentum in all areas of our business. Our Retailer iQ platform is performing well, demonstrating scale in transaction volumes, consumer adoption, and mobile usage. As we enter 2015, we're excited about the business and our position as a leader in the transformational shift from offline to digital. We believe our focus on data analytics, scaling our network, and mobile engagement will continue to drive our business as we digitally connect retailers, brands and shoppers.

"I'm also very pleased to announce that Steve Horowitz, Vice President of Engineering at Snapchat, and former CTO at Coupons.com will be joining our board of directors in June, 2015. Steve brings a wealth of leadership and mobile expertise, and we look forward to welcoming him back."

Fourth Quarter Financial Results

Total revenue for the fourth quarter 2014 was $60.0 million, compared to $52.6 million for the comparable period in 2013. GAAP net loss for the fourth quarter 2014 was $1.7 million, which included $7.8 million in stock-based compensation expense. For comparison, GAAP net income for the fourth quarter 2013 was $1.5 million, which included $1.6 million in stock-based compensation. Adjusted EBITDA for the fourth quarter 2014 was $8.3 million, compared with $5.3 million for the fourth quarter 2013.

"We are very pleased with our performance for the year, although, Q4 was slightly impacted by promotions revenue when a few large CPGs did not repeat December holiday campaigns they ran in 2013. However, we continued to see significant operating leverage improvement in the fourth quarter, demonstrating strength in the model," said Mir Aamir, CFO and COO of Coupons.com. "We are excited about the many benefits our Retailer iQ platform brings and, for 2015, anticipate a faster growth rate in the second half of 2015 as scale in Retailer iQ continues to build."

"We also are announcing that the board of directors has approved a stock repurchase program which we believe underscores our long term growth prospects and demonstrates our continued commitment to maximizing shareholder value."

2014 Business Highlights

Momentum in our digital coupon platform, the Coupons.com Retailer iQ™ Platform. Last year we launched Retailer iQ, our mobile-first digital coupon platform that enables retailers to engage shoppers in a personalized and targeted way using shopper and behavioral data. As retailers go live on the platform and, more importantly, begin marketing the program to their customers, the platform begins to scale. Shopper adoption rates continued to increase in the fourth quarter, with digital transactions from Retailer iQ increasing 86% from the prior quarter. Retailers live on the platform are also seeing benefits from their digital engagement efforts such as basket size increases from those shoppers using Retailer iQ as compared with shoppers that are not engaged on the platform. With our nine announced retail partners, we will serve a total of 18 retail brand names, with distribution reach into approximately $200 billion of total sales in the U.S.

Focus on mobile initiatives. Retailer iQ continued to drive consumer engagement on mobile devices. Over 70% of the Retailer iQ platform usage is via mobile. Other mobile initiatives in 2014 included our partnership with Samsung, the launch of Card Linked Offers, and additional enhancements to our popular Coupons.com app.

Media business grows 64% in 2014. CPGs and other brand marketers have embraced the strategic value of running integrated campaigns across our large network of publishers. As shopper data increases from Retailer iQ, the opportunity to serve more targeted web and mobile ads on retailer properties and across our publishing network also increases.

Continuing to scale the network. New products provide added benefits to our CPGs and retailer partners, and enhance the consumer experience. We recently launched our CPG targeting solution using data analytics from Retailer iQ. CPGs and retailers can now use our platform to reach specific shoppers and segments, providing targeted digital offers to the right consumer at the right moment. Also, in 2014, we added a proprietary and personalized digital-circular product, connected to Retailer iQ, to help retailers shift their static paper circulars to digital delivery. Our digital circular will enable retailers to offer shoppers relevant, targeted promotions based on their shopping behaviors and purchase data.

Business Outlook

As of today, Coupons.com is providing its outlook for the first quarter and full year 2015.

For the first quarter 2015, total revenue is expected to be in the range of $52.0 million to $54.0 million. Adjusted EBITDA is expected to be in the range of $1.0 million to $3.0 million.

For the full year 2015, total revenue is expected to be in the range of $275.0 million to $290.0 million. We anticipate a stronger growth rate in the back half of 2015 as compared to the first six months of 2015 due to the anticipated Retailer iQ volume ramp. Adjusted EBITDA for the full year 2015 is expected to be in the range of $40.0 million to $50.0 million, reflecting significant margin expansion over last year.

Coupons.com Announces Stock Repurchase Plan

On February 5, 2015, the board of directors authorized the repurchase of up to $50.0 million of the Company's common stock from time to time in open market or in privately negotiated transactions. The timing and the amount of any repurchases of common stock will be determined based on a variety of factors.

As of December 31, 2014, Coupons.com had $201.1 million in cash and cash equivalents and generated $11.5 million in cash from operations in the year.

Company Appoints New Member to Board of Directors

As announced in a separate press release today, Coupons.com announced that it has appointed Steve Horowitz, Vice President of Engineering at Snapchat, Inc. and former Chief Technology Officer at Coupons.com, to its board of directors effective in June 2015.

Prior to joining Snapchat in January 2015, Mr. Horowitz led global software engineering as the Senior Vice President of Software Engineering at Motorola Mobility, where he was responsible for Motorola's software strategy and products. Prior to joining Coupons.com in 2009, Mr. Horowitz ran the Android development team at Google. He has also held key leadership roles at Microsoft and Apple.

Conference Call Information

Coupons.com President and CEO Steven Boal, and CFO and COO Mir Aamir will host a conference call and live webcast to discuss the Company's financial results and business outlook today at 5:00 p.m. EST / 2:00 p.m. PST. Questions that investors would like to see asked during the call should be sent to ir@couponsinc.com.

To access the call, please dial (877) 201-0168, or outside the U.S. (647) 788-4901, with Conference ID# 66250146 at least five minutes prior to the 2:00 p.m. PST start time. The live webcast will be available at http://investors.couponsinc.com under the Events and Presentations menu. A replay of the webcast will be available on the website following the conference call.

Use of Non-GAAP Financial Measures

Coupons.com has presented Adjusted EBITDA in this press release because it is a key measure used by its management and board of directors to understand and evaluate its core operating performance and trends, to prepare and approve its annual budget, to develop short and long-term operational plans, and to determine bonus payouts. In particular, the Company believes that the exclusion of the expenses eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of its core business. Additionally, Adjusted EBITDA is a key financial measure used by the compensation committee of the board of directors in connection with the determination of compensation for its executive officers. Accordingly, Coupons.com believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating the Company's operating results in the same manner as its management and board of directors. Coupons.com defines Adjusted EBITDA as net income (loss) adjusted for interest expense, other income (expense) – net, provision for income taxes, depreciation and amortization, stock-based compensation, and the change in fair value of contingent consideration.

Coupons.com's use of Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP. Some of these limitations are:

  Although depreciation and amortization are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditure requirements;
  Adjusted EBITDA does not reflect: (i) changes in, or cash requirements for, working capital needs; (ii) the potentially dilutive impact of stock-based compensation; (iii) the changes in fair value of contingent consideration; or (iv) tax payments that may represent a reduction in cash available to Coupons.com; and other companies, including companies in its industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

These non-GAAP financial measures are not intended to be considered in isolation from, as substitutes for, or as superior to, the corresponding financial measures prepared in accordance with GAAP. Because of these and other limitations, Adjusted EBITDA should be considered along with other GAAP-based financial performance measures, including various cash flow metrics, net income (loss), and the Company's other GAAP financial results.

For a reconciliation of non-GAAP financial measures to the nearest comparable GAAP financial measures, see "Reconciliation of Net Income (Loss) to Adjusted EBITDA" included in this press release.

Forward-Looking Statements

This release contains forward-looking statements based largely on Coupons.com's current expectations and projections about future events and financial trends affecting its business. Forward looking statements in this release include Coupons.com's current expectations with respect to revenues and Adjusted EBITDA for the first quarter of 2015 and for the full year 2015, the Company's expectations for the continued accelerating shift to the Coupons.com Retailer iQ digital platform, Coupons.com's expectations regarding implementing the Coupons.com Retailer iQ platform with other retailer partners, Coupons.com's expectations regarding digital coupon and mobile growth, and increased operating leverage, the Company's expectations regarding the benefits of a stock repurchase program, and Coupons.com's expectations regarding future growth. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available to Coupons.com's management at the date of this release and its management's good faith belief as of such date with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, Coupons.com's financial performance, including its revenues, margins, costs, expenditures, growth rates and operating expenses, and its ability to generate positive cash flow and become profitable; the amount and timing of digital promotions by CPGs, which are affected by budget cycles, economic conditions and other factors; the Company's ability to adapt to changing market conditions; the Company's ability to retain and expand its business with existing CPGs and retailers; the Company's ability to maintain and expand the use by consumers of digital promotions on its platforms; the Company's ability to attract and retain third-party advertising agencies, performance marketing networks and other intermediaries; the Company's ability to effectively manage its growth; the effects of increased competition in the Company's markets and its ability to compete effectively; the Company's ability to effectively grow and train its sales team; the Company's ability to obtain new CPGs and retailers and to do so efficiently; the Company's ability to maintain, protect and enhance its brand and intellectual property; costs associated with defending intellectual property infringement and other claims; the Company's ability to successfully enter new markets; the Company's ability to develop and launch new services and features; the Company's ability to attract and retain qualified employees and key personnel; the Company's ability to successfully integrate acquired companies into its business and other factors identified in Coupons.com's filings with the Securities and Exchange Commission (the "SEC"), including its quarterly report on Form 10-Q filed with the SEC on November 6, 2014. Additional information will also be set forth in Coupons.com's future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that the Company makes with the SEC. Coupons.com disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

About Coupons.com Incorporated

Coupons.com Incorporated (NYSE: COUP) is a leading digital promotion and media platform that connects brands, retailers and consumers. We distribute digital coupons and media through a variety of products, including: digital printable coupons, digital paperless coupons, coupon codes, and card linked offers. We operate Coupons.com Retailer iQ™, a mobile-first, real-time digital coupon platform that connects directly into a retailer's point-of-sale system and provides targeting and analytics for manufacturers and retailers. We also power digital coupon initiatives in online marketing campaigns -- including display and video advertising. Our distribution network includes our flagship site, Coupons.com, approximately 30,000 third-party publishers, as well as our mobile applications, Coupons.com and Grocery iQ®, and those of our many partners. Clients include hundreds of consumer packaged goods companies, such as Clorox, Procter & Gamble, General Mills and Kellogg's, as well as top retailers like CVS, H-E-B, Kroger, Safeway, Dollar General and Walgreens. Founded in 1998, Coupons.com is based in Mountain View, Calif., and is bringing the multi-billion dollar promotions industry into the digital world. Investors interested in learning more about the Company can visit http://www.couponsinc.com and follow us on Twitter at @couponsinc.

COUPONS.COM INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues	$60,001	$52,597	$221,761	$167,892
Costs and expenses:
Cost of revenues (1)	21,722	14,235	86,186	52,080
Sales and marketing (1)	22,686	18,219	78,865	61,793
Research and development (1)	10,984	9,979	49,583	40,102
General and administrative (1)	8,085	8,320	33,392	24,232
Change in fair value of contingent consideration	(2,935)	—	(5,741)	—
Total costs and expenses	60,542	50,753	242,285	178,207
Income (loss) from operations	(541)	1,844	(20,524)	(10,315)
Interest expense	(79)	(307)	(922)	(953)
Other income (expense), net	16	(15)	(72)	19
Income (loss) before provision for income taxes	(604)	1,522	(21,518)	(11,249)
Provision for income taxes	1,119	—	1,926	—
Net income (loss)	$ (1,723)	$ 1,522	$ (23,444)	$ (11,249)
Less: net income attributable to participating stockholders	—	1,522	—	—
Net income (loss) attributable to common stockholders	$ (1,723)	$ —	$ (23,444)	$ (11,249)

Net income (loss) per share attributable to common stockholders, basic and diluted	$ (0.02)	$ —	$ (0.35)	$ (0.57)

Weighted-average shares used in per common share calculation, basic and diluted	80,543	20,899	67,828	19,626

(1) The stock-based compensation expense included above was as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Cost of revenues	$ 492	$ 48	$ 3,086	$ 300
Sales and marketing	2,565	484	9,464	1,492
Research and development	2,119	217	11,536	1,015
General and administrative	2,607	878	11,424	2,374
Total stock-based compensation	$ 7,783	$ 1,627	$ 35,510	$ 5,181

COUPONS.COM INCORPORATED
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA AND TRANSACTION DATA
(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net income (loss)	$ (1,723)	$ 1,522	$ (23,444)	$ (11,249)
Adjustments:
Interest expense	79	307	922	953
Other income (expense), net	(16)	15	72	(19)
Provision for income taxes	1,119	—	1,926	—
Depreciation and amortization	3,959	1,796	14,737	6,859
Stock-based compensation	7,783	1,627	35,510	5,181
Change in fair value of contingent consideration	(2,935)	—	(5,741)	—
Total adjustments	$ 9,989	$ 3,745	$ 47,426	$ 12,974

Adjusted EBITDA	$ 8,266	$ 5,267	$ 23,982	$ 1,725

Transactions (2)	376,512	371,795	1,608,082	1,311,973

(2) A transaction is the distribution of a digital coupon through Coupons.com's platform that generates revenues. The Company presents transactions as it believes that its ability to increase the number of transactions using its platform is an important indicator of its ability to grow revenues.

COUPONS.COM INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$ 201,075	$ 38,972
Accounts receivable, net	51,061	42,185
Prefunded coupons cash deposits	740	920
Prepaid expenses and other current assets	3,429	3,100
Total current assets	256,305	85,177
Property and equipment, net	25,399	29,942
Intangible assets, net	11,818	1,813
Goodwill	29,277	9,887
Deferred tax assets	—	195
Other assets	9,008	7,222
Total assets	$ 331,807	$ 134,236
Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$ 6,358	$ 5,589
Accrued compensation and benefits	14,861	13,721
Other current liabilities	15,790	13,699
Prefunded coupons cash obligations	740	920
Deferred revenues	6,219	6,751
Debt obligations	7,500	7,500
Debt obligations, related party	—	15,577
Total current liabilities	51,468	63,757
Other non-current liabilities	89	1,046
Deferred rent	738	1,222
Deferred tax liabilities	2,624	195
Total liabilities	54,919	66,220

Redeemable convertible preferred stock	—	270,262
Stockholders' equity (deficit):
Preferred stock	—	—
Common stock	1	—
Additional paid-in capital	531,018	28,403
Treasury stock, at cost	(61,935)	(61,935)
Accumulated other comprehensive income (loss)	(1)	37
Accumulated deficit	(192,195)	(168,751)
Total stockholders' equity (deficit)	276,888	(202,246)
Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$ 331,807	$ 134,236

COUPONS.COM INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Year Ended December 31,
	2014	2013
Cash flows from operating activities:
Net loss	$ (23,444)	$ (11,249)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	14,737	6,859
Stock-based compensation	35,510	5,181
Accretion of debt discount	173	228
Amortization of debt issuance cost	77	19
Loss on disposal of property and equipment	9	1
Provision for doubtful accounts	136	155
Deferred income taxes	1,926	—
Change in fair value of contingent consideration	(5,741)	—
Changes in operating assets and liabilities:
Accounts receivable	(8,863)	(13,129)
Prepaid expenses and other current assets	(4,086)	(3,780)
Accounts payable and other current liabilities	1,152	(790)
Accrued compensation and benefits	1,104	2,402
Deferred revenues	(490)	(680)
Other	(742)	625
Net cash provided by (used in) operating activities	11,458	(14,158)

Cash flows from investing activities:
Purchases of property and equipment	(9,580)	(14,474)
Acquisitions, net of cash acquired	(13,341)	—
Purchases of intangible assets	(111)	(11)
Net cash used in investing activities	(23,032)	(14,485)

Cash flows from financing activities:
Proceeds from issuance of common stock	10,585	3,661
Proceeds from initial public offering, net of offering costs	176,525	—
Exercise of warrant	1,610	498
Net borrowings under revolving line of credit	—	7,500
Repayment of debt obligations, related party	(15,000)	—
Principal payments on capital lease obligations	(58)	(40)
Payment of deferred offering costs	—	(2,220)
Other	—	(177)
Net cash provided by financing activities	173,662	9,222
Effect of exchange rates on cash and cash equivalents	15	(2)
Net increase (decrease) in cash and cash equivalents	162,103	(19,423)
Cash and cash equivalents at beginning of period	38,972	58,395
Cash and cash equivalents at end of period	$ 201,075	$ 38,972

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CONTACT: Investor Relations: Stacie Clements, +1-650-605-4535, ir@couponsinc.com or Media: Paul Sloan, Coupons.com, +1-650-396-8754, psloan@couponsinc.com